Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

As independent Certified Public Accountants, we hereby consent to the inclusion of our audit report concerning the financial statements of Tsingda EEDU Corporation for the year ended December 31, 2009 in a filing of that company on Form S-1.

/s/ Jeffrey & Company

Jeffrey & Company, Certified Public Accountants

Wayne, New Jersey 07470

August 31, 2011